                                                                      Exhibit 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Gemstar-TV Guide International, Inc.:



We consent to the incorporation by reference in the registration statement (No. 333-42720) on Form S-8 of Gemstar-TV Guide International, Inc. of our report dated June 1, 2001, relating to the statements of net assets available for benefits of TV Guide, Inc. 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended and all related schedules, which report appears in the December 31, 2000 annual report on Form 11-K of the TV Guide, Inc. 401 (k) Plan.



                                   KPMG LLP


Tulsa, Oklahoma
June 29, 2001

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